Exhibit 23.3

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

March 19, 2018

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

Ladies and Gentlemen:

We hereby consent to references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm under the headings “Glossary of Selected Oil and Natural Gas Terms,” “Part I – Item 1. Business,” “Part I – Item 2. Properties,” “Part I – Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Supplemental Oil and Natural Gas Reserves Information (Unaudited)” of the Annual Report on Form 10-K for the year ended December 31, 2017, of TransAtlantic Petroleum Ltd. (TransAtlantic) to be filed with the United States Securities and Exchange Commission on or about March 19, 2018 (the Annual Report), including any amendments thereto, and to the inclusion of our report of third party dated February 23, 2018, containing our opinion on the proved, probable, and possible reserves attributable to certain properties in Turkey and Bulgaria that TransAtlantic has represented that it owns as of December 31, 2017.

We hereby further consent to the incorporation by reference of the foregoing in the Registration Statements on Form S-8 (Nos. 333-162814 and 333-200705) and on Form S-3 (Nos. 333-204376 and 333-203696) of TransAtlantic.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716